Exhibit 99.1

Bay Bancorp, Inc. Announces Second Quarter 2014 Results

Lutherville Maryland—Bay Bancorp, Inc. (“Bay”) (NASDAQ: BYBK), the savings and loan holding company for Bay Bank, FSB (“Bank”), announced today net income of $2.76 million or $0.27 per diluted share for the second quarter of 2014, compared to $0.08 million or $0.01 per diluted share for the first quarter of 2014 and $1.28 million or $0.15 per diluted share for the second quarter of 2013.  Bay reported net income of $2.84 million or $0.29 per diluted share for the first half of 2014, compared to $1.40 million or $0.19 per diluted share for the first half of 2013.

“We are pleased with our second quarter results.  The Bank is reporting improved earnings on both a linked quarter basis and a year-over-year basis. The Bank took a number of strategic steps in the second quarter of 2014 to reduce its core operating expenses and cost of funds which should improve core profitability going forward.” said Kevin B. Cashen, President and Chief Executive Officer. “The acquisition of Slavie Federal Savings Bank from the FDIC was a great opportunity to add earning assets at a discount along with a long-tenured deposit base.  The acquisition is consistent with our strategic plan to build a strong local community bank providing an outstanding customer service experience”.

Highlights from the First Six Months of 2014

•
The return on average assets for the three- and six-months ended June 30, 2014 was 2.47% and 1.32%, respectively, as compared to 1.29% and 1.05%, respectively, for the same periods of 2013.  The return on average equity for the three- and six-months ended June 30, 2014 was 18.35% and 9.89%, respectively, as compared to 10.82% and 6.68%, respectively, for the same periods of 2013.

•	Total assets increased to $487 million at June 30, 2014 compared to $430 million at March 31, 2014 and $419 million at December 31, 2013.

•	Total loans increased to $395 million at June 30, 2014, an increase of 27% from $312 million at March 31, 2014 and 23% from $321 million at December 31, 2013.

•	Total deposits increased to $419 million at June 30, 2014, an increase of 13% from $372 million at March 31, 2014 and 16% from $361 million at December 31, 2013.

•
Net interest income for the three-and six-month periods ended June 30, 2014 totaled $5.8 million and $11.0 million, respectively, compared to $4.6 million and $6.7 million, respectively, for the same periods of 2013.  Earning asset leverage was a key driver, as average earning assets increased to $404 million for the six months ended June 30, 2014, compared to $253 million for the same period of 2013.

•
Net interest margin for the three- and six-months ended June 30, 2014 was 5.56% and 5.48%, respectively, up from 4.91% and 5.32%, respectively, for the same periods of 2013.  The increases were supported by favorable credit resolutions during the 2014 periods and a 15 basis point decrease in the average cost of interest bearing funds to 0.44% for the first six months of 2014 when compared to the same period of 2013.

•
Asset quality was consistent with recent quarters although nonperforming assets increased to $18.46 million at June 30, 2014 from $9.60 million at December 31, 2013.  The increase resulted from the Bank’s acquisition of assets from Slavie Federal Savings Bank (“Slavie”), in May 2014, which added performing credit impaired loans at June 30, 2014, all with purchase discounts which are expected to be sufficient to resolve any credit impairments.

•
The provision for loan losses in the three- and six-months ending June 30, 2014 was $141,000 and $360,000, respectively, compared to $154,000 and $183,000, respectively, for the same periods of 2013.  The changes from the 2013 periods were due primarily to charge-offs and specific reserves established for loans acquired in the Bank’s merger with Carrollton Bank in April 2013 (the “Merger”) and loan originations thus far in 2014.  As a result, the allowance for loan losses was $1.10 million at June 30, 2014, representing 0.28% of total loans, compared to $0.94 million, or 0.30% of total loans, at March 31, 2014 and $0.85 million, or 0.27% of total loans, at December 31, 2013.  Management expects both the allowance for loan losses and the related provision for loan losses to increase in the future due to the gradual runoff of the discount on the acquired loan portfolio and an increase in new loan originations.

•
Total Capital increased to $65.0 million at June 30, 2014 from $54.9 million at March 31, 2014 and $54.6 million at December 31, 2013.  The book value of Bay’s common stock was $6.01 per share at June 30, 2014, compared to $5.86 per share and $5.82 per share at March 31, 2014 and December 31, 2014, respectively.

Second Quarter Events

On May 15, 2014, Bay entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Financial Services Partners Fund I, LLC, and several directors and executive officers of Bay and the Bank (the “Investors”).  Pursuant to the Purchase Agreement, Bay sold an aggregate of 1,422,764 shares of its common stock to the Investors at a purchase price of $4.92 per share, (the Capital Transaction”).  Bay received aggregate gross proceeds of $7.0 million from the Capital Transaction, which were contributed to the Bank to bolster its regulatory capital and provide funds to consummate the Slavie Acquisition.

On May 30, 2014, the Bank entered into an agreement with Federal Deposit Insurance Corporation (“FDIC”) to acquire certain assets and assumed substantially all deposits and certain other liabilities of Slavie (the “Slavie Acquisition”), which was closed on that date by the Office of the Comptroller of the Currency (“OCC”).  In the Slavie Acquisition, the Bank acquired total assets of $124.5 million, including $83.3 million in loans after estimated $7.3 million fair value mark-to-market adjustments and a $222,000 estimated core deposit intangible.  The Bank also agreed to assume liabilities of $111.0 million.  The Bank did not acquire any of Slavie’s other real estate owned. The acquired net assets and assumed liabilities were recorded at their estimated fair values as of the acquisition date, resulting in a preliminary pre-tax bargain purchase gain of $697,000.  Bay anticipates additional expenses in the second half of 2014 related to the Slavie system conversion and other acquisition related costs.

In April 2014, the Bank closed three retail branch locations in an effort to reduce future operating expenses.  The Millersville, Ridgeview and Salisbury branches, with a combined $26.9 million of deposits, were consolidated into the Bank’s Glen Burnie branch.  As of June 30, 2014, the Bank had retained $20.3 million of these deposits.

Also in April 2014, the Bank announced its exit from the Individual Retirement Account (“IRA”) product line.  At that time, as a result of the announcement, the Bank stopped offering IRAs to new customers and resigned as custodian for its existing IRAs.  IRA deposit balances of $24 million, or 6% of total deposits were either transferred to new IRA custodians or disbursed to customers by May 23, 2014.  The IRA exit increased other income for the second quarter of 2014 by $2.4 million, as a result of the recognition of the remaining interest rate mark-to-market adjustment on IRA deposits that was recorded in connection with the Merger.

During the second quarter of 2014, Bay filed amended 2011 and 2012 federal and state tax returns for Carrollton Bank related to loss recognition on partially or wholly worthless securities.  As a result of the amended returns, Bay recognized a $482,000 second quarter tax benefit.

On July 29, 2014, the Board of Directors of Bay Bancorp, Inc. granted 212,000 shares of Bay’s common stock to certain directors and officers and granted options to purchase 77,000 shares of Bay’s common stock to certain officers and a consultant.  Bay estimates that it will recognize an expense of $1.2 million in the third quarter of 2014, which will off-set a portion of the one-time gains recorded in the second quarter of 2014.  Further details can be found in the Company’s Form 8-K on July 29, 2014.

Balance Sheet Review

Total assets were $487 million at June 30, 2014, an increase of $68 million, or 16%, when compared to December 31, 2013.  The increase was due to net increases in loans of $74.4 million, or 23%. The Bank acquired net loans of $83.3 million in the Slavie Acquisition, which was offset by a net loan decline of $8.9 million, a $7 million decrease in mortgage loans held for sale and a $10 million increase in stockholders’ equity.  In addition to loan growth from the Slavie Acquisition, the Bank achieved increases in both commercial and residential lending volume in the second quarter of 2014, as second quarter loan principal repayments were offset by new originations and draws.

Total deposits were $419 million at June 30, 2014, an increase of $58 million, or 16%, when compared to December 31, 2013.  The increase was primarily driven from $111.0 million deposits assumed in the Slavie Acquisition, offset by the $24.0 million decrease from the exit of the IRA product line, a net $6.7 million decrease resulting from the three closed Bank branch locations, and an estimated $6.0 million seasonal customer deposit decline.  The deposits acquired in the Slavie Acquisition declined by $22.2 million, and were not immediately replaced, as part of the Bank’s strategy to reposition the deposit composition in connection with the FDIC receivership.  Organic net deposit growth of $6 million completed the activity over the first and second quarters of 2014.  Stockholders’ equity was $65.0 million at June 30, 2014, an increase of $10.5 million, or 19% when compared to December 31, 2013.  The increase resulted from the $7.0 million received in the Capital Transaction and the retention of corporate earnings.

Nonperforming assets, which consist of nonaccrual loans, troubled debt restructurings, accruing loans past due 90 days or more, and real estate acquired through foreclosure, increased to $18.46 million at June 30, 2014 from $9.60 million at December 31, 2013.  This increase was due primarily to increases in accruing purchased credit impaired (“PCI”) loans that were past due 90+ days or more and nonaccrual PCI loans from the Slavie Acquisition, which, net of credit discounts, totaled $9.06 million.  Nonperforming assets represented 3.76% of total assets at June 30, 2014 compared to 2.29% at December 31, 2013.  The ratio of net charge-offs (annualized) to average total loans was -0.02% for the second quarter of 2014 and 0.06% for the second quarter of 2013.

At June 30, 2014, the Bank remained above all “well-capitalized” regulatory requirement levels.  The Bank’s tier 1 risk-based capital ratio was 15.70% at June 30, 2014 as compared to 15.23% at March 31, 2014 and 13.48% at December 31, 2013.    Liquidity remained strong due to significant amounts of cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the investment portfolio.

Review of Financial Results

Net income for the three- and six-month periods ended June 30, 2014 was $2.76 million and $2.84 million, respectively, compared to net income of $1.28 million and $1.40 million, respectively, for the same periods of 2013.  With the changes in net income primarily the result of bargain purchase gains attributable to the Merger and the Slavie acquisition, changes were less comparable to prior periods.

Net interest income increased by $4.3 million for the six-months ended June 30, 2014 when compared to the six-months ended June 30, 2013.  The increase was supported by a $150 million growth in average interest-earning assets added by the Merger and the Slavie acquisition, a 12 basis point reduction in the average cost of funds, and a 6 basis point increase in the average rates earned on interest-earning assets.  The net interest margin for the second quarter of 2014 increased to 5.56% from 5.40% for the first quarter of 2014 and 4.91% for the second quarter of 2013.  While the average rates on interest earning assets increased, interest income recognition was assisted by favorable accretions of net discounts on loans of $1.8 million and $3.2 million during the three- and six-month periods of 2014, respectively, compared to $1.4 million and $1.6 million, respectively, during the same periods of 2013. As of June 30, 2014, the remaining net loan discounts on the Bank’s loan portfolio, including pre-Merger bank loans and loans acquired in the Merger and the Slavie acquisition totaled $17.31 million.

Noninterest income for the three-months ended June 30, 2014 was $4.44 million compared to $4.96 million for the same period in 2013.  This decrease was primarily the result of a $2.16 million decline in bargain purchase gain and a $0.83 million decrease in mortgage banking fees and gains.  This decrease was substantially offset by the recognition of the remaining interest rate mark-to-market adjustment on IRA deposits of $2.40 million during the first half of 2014.

Noninterest income for the six-months ended June 30, 2014 was $5.69 million compared to $5.00 million for the same period in 2013.  This increase was the result of the above-mentioned remaining interest rate mark-to-market adjustment on IRA deposits and the $0.70 million bargain purchase gain compared to the $2.86 million bargain purchase gain associated with the Merger that was recognized during the first half of 2013.  Electronic banking fees increased by $0.7 million during the first half of 2014, as the Merger added this business unit to the Bank.  Mortgage banking fees for the first six months ended June 30, 2014 declined by $0.5 million when compared to the same period of 2013, while deposit service charges increased by $0.1 million.

Noninterest expense for the three-months ended June 30, 2014 was $6.26 million compared to $6.33 million for the prior quarter and $7.55 million for the second quarter of 2013.  The primary contributors to the decrease when compared to the second quarter of 2013 were decreases in Merger-related expenses of $1.51 million and data processing and item processing services of $0.11 million.  This overall reduction was accomplished even as the Slavie Acquisition added an additional $0.20 million in salaries and benefits and $0.10 million in other noninterest expenses in June 2014.

Noninterest expense for the six-months ended June 30, 2014 was $12.60 million compared to $9.44 million for the same period in 2013, an increase of $3.16 million.  The increase relates to the inclusion during the first half of 2014 of a full six-months of ongoing expenses related to the Merger and $0.30 million of expenses from the Slavie Acquisition.  Categories impacted by this full six-months of expenses were increases in salaries and employee benefits of $2.34 million, occupancy, furniture and equipment expenses of $1.10 million, foreclosed property expenses of $0.22 million, legal, accounting and other professional fees of $0.12 million and core deposit intangible amortization of $0.31 million.  This was offset by a $1.61 million decline in Merger-related expenses.

Bay Bancorp, Inc. Information

Bay Bancorp, Inc. is a financial holding company headquartered in Lutherville, Maryland. Bay Bancorp, Inc. is a savings and loan holding company.  Through Bay Bank, FSB, its federal savings bank subsidiary, Bay Bancorp, Inc. serves the community with a network of 10 branches strategically located throughout the Baltimore Metropolitan Statistical Area, particularly Baltimore City and the Maryland counties of Baltimore, Anne Arundel, Howard, Carroll, and Harford. The Bank serves local consumers, small and medium size businesses, professionals and other valued customers by offering a broad suite of financial products and services, including on-line and mobile banking, commercial banking, cash management, mortgage lending and retail banking. The Bank funds a variety of loan types including commercial and residential real estate loans, commercial term loans and lines of credit, consumer loans and letters of credit. The Bank’s subsidiary, Bay Financial Services, Inc., provides investment advisory and brokerage services. Additional information is available at www.baybankmd.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions.  Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Bay Bancorp, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

For investor inquiries contact:

Joseph J. Thomas, Executive Chairman,
410-536-7336
jthomas@baybankmd.com
7151 Columbia Gateway Drive,
Suite A
Columbia, MD 21046

For further information contact:

Larry D. Pickett, Chief Financial Officer
lpickett@baybankmd.com
410-427-3726

Bay Bancorp, Inc.
Consolidated Balance Sheets

	June 30,	March 31,
	2014	2014	December 31,
	(unaudited)	(unaudited)	2013

ASSETS

Cash and due from banks	$9,536,345	$7,706,885	$7,126,720
Interest bearing deposits with banks and federal funds sold	14,890,664	43,371,284	16,146,340
Total Cash and Cash Equivalents	24,427,009	51,078,169	23,273,060

Time deposits with banks	500,000	-	-
Investment securities available for sale, at fair value	35,829,418	36,040,327	36,586,669
Restricted equity securities, at cost	919,795	791,195	1,009,695
Loans held for sale	6,103,088	4,983,638	12,836,234

Loans, net of deferred fees and costs	395,046,505	311,969,640	320,680,332
Less: Allowance for loan losses	(1,099,646)	(941,715)	(851,000)
Loans, net	393,946,859	311,027,925	319,829,332

Real estate acquired through foreclosure	1,520,609	1,529,334	1,290,120
Premises and equipment, net	5,646,918	5,771,667	5,998,532
Bank owned life insurance	5,420,981	5,388,898	5,356,575
Core deposit intangible	3,722,865	3,719,384	3,993,679
Deferred tax assets, net	5,287,136	5,364,441	6,564,121
Accrued interest receivable	1,389,888	1,045,383	1,186,748
Defined benefit pension asset	42,231	-	-
Other assets	2,713,245	2,852,636	1,164,538
Total Assets	$487,470,042	$429,592,997	$419,089,303

LIABILITIES

Noninterest-bearing deposits	$104,021,800	$95,090,887	$90,077,139
Interest-bearing deposits	315,122,594	276,846,536	270,916,332
Total Deposits	419,144,394	371,937,423	360,993,471

Defined benefit pension liability	-	131	42,492
Accrued expenses and other liabilities	3,280,059	2,707,149	3,499,072
Total Liabilities	422,424,453	374,644,703	364,535,035

STOCKHOLDERS’ EQUITY
Common stock - par value $1.00, authorized 20,000,000 shares	10,818,773	9,379,753	9,379,753
Additional paid-in capital	42,178,489	36,497,449	36,357,001
Retained earnings	10,540,587	7,785,332	7,703,597
Accumulated other comprehensive income	1,507,740	1,285,760	1,113,917
Total Stockholders' Equity	65,045,589	54,948,294	54,554,268
Total Liabilities and Stockholders' Equity	$487,470,042	$429,592,997	$419,089,303

Bay Bancorp, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Interest income:
Interest and fees on loans	$5,779,831	$4,561,731	$10,920,217	$6,731,524
Interest on loans held for sale	46,208	241,153	132,009	241,153
Interest and dividends on securities	245,104	118,328	492,453	167,219
Interest on deposits with banks and federal funds sold	18,660	25,800	32,028	37,796
Total Interest Income	6,089,803	4,947,012	11,576,707	7,177,692

Interest expense:
Interest on deposits	301,169	356,046	610,228	501,604
Interest on short-term borrowings	-	1,553	-	1,692
Total Interest Expense	301,169	357,599	610,228	503,296
Net Interest Income	5,788,634	4,589,413	10,966,479	6,674,396

Provision for loan losses	140,679	153,875	359,844	183,256
Net interest income after provision for loan losses	5,647,955	4,435,538	10,606,635	6,491,140

Noninterest income:
Electronic banking fees	676,353	651,177	1,316,347	651,177
Mortgage banking fees and gains	195,388	1,026,815	508,063	1,026,815
Net gain on sale of real estate acquired through foreclosure	27,096	48,344	28,925	48,344
Brokerage commissions	-	117,492	-	117,492
Service charges on deposit accounts	111,432	73,437	203,945	91,214
Bargain purchase gain	697,526	2,860,199	697,526	2,860,199
Other income	2,730,265	183,261	2,936,626	213,107
Total Noninterest Income	4,438,060	4,960,725	5,691,432	5,008,348

Noninterest Expenses:
Salary and employee benefits	3,159,029	3,220,853	6,524,461	4,183,777
Occupancy expenses	784,831	647,725	1,534,110	741,604
Furniture and equipment expenses	282,825	232,005	594,954	286,847
Legal, accounting and other professional fees	338,105	408,579	732,225	617,081
Data processing and item processing services	217,187	327,827	492,337	438,615
FDIC insurance costs	134,977	87,150	202,686	112,326
Advertising and marketing related expenses	145,560	80,311	184,965	141,977
Foreclosed property expenses	191,029	127,074	390,392	168,914
Loan collection costs	105,724	149,812	152,903	160,232
Core deposit intangible amortization	218,447	162,824	492,742	180,930
Merger and acquisition related expenses	128,965	1,640,368	240,288	1,854,937
Other expenses	549,023	462,976	1,053,312	553,690
Total Noninterest Expenses	6,255,702	7,547,504	12,595,375	9,440,930
Income before income taxes	3,830,313	1,848,759	3,702,692	2,058,558

Income tax expense	1,075,058	569,571	865,702	658,090
Net income	$2,755,255	$1,279,188	$2,836,990	$1,400,468

Basic net income per common share	$0.27	$0.15	$0.29	$0.19

Diluted net income per common share	$0.27	$0.15	$0.29	$0.19

Bay Bancorp, Inc.
Consolidated Statements of Stockholders' Equity
For the Six Months Ended June 30, 2014 and 2013
(Unaudited)

				Accumulated
		Additional		Other
	Common	Paid-in	Retained	Comprehensive
	Stock	Capital	Earnings	Income	Total
Balance December 31, 2013	$9,379,753	$36,357,001	$7,703,597	$1,113,917	$54,554,268

Net income	-	-	2,836,990	-	2,836,990
Other comprehensive income	-	-	-	393,823	393,823
Issuance of restricted common stock	16,256	(16,256)	-	-	-
Stock-based compensation	-	260,508	-	-	260,508
Issuance of common stock	1,422,764	5,577,236	-	-	7,000,000
Balance June 30, 2014	10,818,773	42,178,489	10,540,587	1,507,740	65,045,589

				Accumulated
		Additional		Other
	Common	Paid-in	Retained	Comprehensive
	Stock	Capital	Earnings	Income (loss)	Total

Balance December 31, 2012	$5,831,963	$21,269,898	$4,462,463	$260,092	$31,824,416

Net income	-	-	1,400,468	-	1,400,468
Other comprehensive loss			-	(352,115)	(352,115)
Issuance of common stock to FSPF I, LLC	2,039,958	8,960,042	-	-	11,000,000
Carrollton Bancorp shares retained at the date of Merger	1,483,457	5,800,313	-	-	7,283,770
Stock-based compensation	-	153,550	-	-	153,550
Issuance of common stock under stock option plan	6,000	21,000	-	-	27,000
Balance June 30, 2013	$9,361,378	$36,204,803	$5,862,931	$(92,023)	$51,337,089

Bay Bank, FSB
Capital Ratios
(Unaudited)
					To Be Well
					Capitalized Under
			To Be Considered		Prompt Corrective
	Actual		Adequately Capitalized		Action Provisions
As of June 30, 2014:	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total Risk-Based Capital Ratio	$60,205	15.99%	$30,122	8.00%	$37,653	10.00%

Tier I Risk-Based Capital Ratio	$59,105	15.70%	$15,061	4.00%	$22,592	6.00%

Leverage Ratio	$59,105	12.27%	$19,263	4.00%	$24,079	5.00%

As of March 31, 2014:

Total Risk-Based Capital Ratio	$49,354	15.53%	$25,423	8.00%	$31,778	10.00%

Tier I Risk-Based Capital Ratio	$48,412	15.23%	$12,711	4.00%	$19,067	6.00%

Leverage Ratio	$48,412	11.44%	$16,927	4.00%	$21,159	5.00%

As of December 31, 2013:

Total Risk-Based Capital Ratio	$47,815	13.68%	$26,049	8.00%	$32,562	10.00%

Tier I Risk-Based Capital Ratio	$46,964	13.48%	$13,025	4.00%	$19,537	6.00%

Leverage Ratio	$46,964	10.72%	$16,461	4.00%	$20,577	5.00%

Bay Bancorp, Inc.
Selected Financial Data
(Unaudited)
	Three Months Ended			Six Months Ended		Year Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013	December 31, 2013
Financial Data:
Assets	$487,470,042	$429,592,997	$471,133,391	$487,470,042	$429,592,997	$419,089,303
Investment securites	35,829,418	36,040,327	26,312,725	35,829,418	36,040,327	36,586,669
Loans (net of deferred fees and costs)	395,046,505	311,969,640	333,136,491	395,046,505	311,969,640	320,680,332
Allowance for loan losses	(1,099,646)	(941,715)	(738,437)	(1,099,646)	(941,715)	(851,000)
Deposits	419,144,394	371,937,423	410,300,623	419,144,394	371,937,423	360,933,471
Stockholders’ equity	65,045,589	54,948,294	51,337,089	65,045,589	54,948,294	54,554,268

Net income	2,755,255	81,735	1,279,188	2,836,990	1,400,468	3,241,134

Average Balances:
Assets	448,315,402	417,018,727	399,257,460	433,105,069	270,107,360	358,397,210
Investment securities	36,926,555	36,434,000	24,180,418	36,840,255	16,431,046	24,427,877
Loans (net of deferred fees and costs)	339,716,287	317,227,783	228,570,510	328,534,157	194,634,212	259,698,504
Deposits	385,002,128	359,929,587	347,410,611	372,535,119	225,091,646	231,245,789
Stockholders' equity	60,238,668	54,751,281	47,428,311	57,861,683	42,282,129	48,537,003

Performance Ratios:
Return on average assets	2.47%	0.08%	1.29%	1.32%	1.05%	0.90%
Return on average equity	18.35%	0.61%	10.82%	9.89%	6.68%	6.68%
Yield on average interest-earning assets	5.84%	5.72%	5.29%	5.78%	5.72%	5.71%
Rate on average interest-bearing liabilities	0.42%	0.46%	0.55%	0.44%	0.59%	0.55%
Net interest spread	5.42%	5.26%	4.74%	5.34%	5.13%	5.16%
Net interest margin	5.56%	5.40%	4.91%	5.48%	5.32%	5.33%

Book value per share	$6.01	$5.86	$5.48	$6.01	$5.87	$5.82
Basic net income per share	0.27	0.01	0.15	0.29	0.19	0.39
Diluted net income per share	0.27	0.01	0.15	0.29	0.19	0.39

	June 30, 2014	March 31, 2014	December 31, 2013
Asset Quality Ratios:
Allowance for loan losses to loans	0.28%	0.22%	0.27%
Nonperforming loans to total loans	4.29%	3.34%	2.59%
Nonperforming assets to total assets	3.79%	2.69%	2.29%
Net charge-offs annualized to avg. loans	-0.02%	0.16%	0.25%

Capital Ratios (Bay Bank, FSB):
Total risk-based capital ratio	15.99%	15.53%	14.68%
Tier 1 risk-based capital ratio	15.70%	15.23%	14.42%
Leverage ratio	12.27%	11.44%	11.41%